Exhibit 99.1

Contact:	Mike Huston, President and CEO
(907) 261-8750
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Earns $15.3 Million, or $0.68 Per Diluted Share, in Second Quarter 2026

ANCHORAGE, Alaska - July 22, 2026 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the “Company”) today reported net income of $15.3 million, or $0.68 per diluted share, in the second quarter of 2026, compared to $13.7 million, or $0.61 per diluted share, in the first quarter of 2026, and $11.8 million, or $0.52 per diluted share, in the second quarter a year ago. The increase in the second quarter 2026 profitability as compared to the second quarter a year ago was mostly due to an increase in net interest income.

Dividends per share in the second quarter of 2026 remained consistent with quarterly dividends in 2025 and the first quarter of 2026 at $0.16 per share.

“Another quarter of record net interest income and continued loan and deposit growth reflects the strength of our relationship-driven banking model and our disciplined execution,” said Mike Huston, Northrim's President and Chief Executive Officer. “Our investments in people, technology and customer relationships continue to drive profitable growth, expand our market presence, and create long-term value for our shareholders. We were also pleased to expand our footprint during the quarter with the opening of our Palmer branch, further strengthening our ability to serve communities across Alaska.”

Second Quarter 2026 Highlights:

•Opened a branch in Palmer, Alaska, Northrim's 21st branch.
•Net interest income in the second quarter of 2026 increased 7% to $37.1 million compared to $34.7 million in the first quarter of 2026 and increased 11% compared to $33.6 million in the second quarter of 2025.
•Net interest margin on a tax equivalent basis (“NIMTE”)* was 5.01% for the second quarter of 2026, up 24-basis points from the first quarter of 2026 and up 29-basis points from the second quarter a year ago.
•Return on average assets (“ROAA”) was 1.84% and return on average equity (“ROAE”) was 17.77% for the second quarter of 2026 compared to ROAA of 1.69% and ROAE of 16.60% in the prior quarter and ROAA of 1.48% and ROAE of 16.37% for the second quarter of 2025.
•Portfolio loans were $2.39 billion at June 30, 2026, up 1% from the preceding quarter and up 8% from a year ago, primarily due to new customer relationships and expanding market share, as well as retaining certain mortgages originated by Residential Mortgage, a subsidiary of Northrim Bank (the “Bank”). Core loans (excluding consumer mortgages) were $2.13 billion at June 30, 2026, up 7% from a year ago.
•Total deposits were $2.92 billion at June 30, 2026, up 2% from the preceding quarter, and up 4% from $2.81 billion a year ago. Non-interest bearing demand deposits remained consistent with the preceding quarter and increased 6% year-over-year to $826.3 million at June 30, 2026 and represent 28% of total deposits.
•The average cost of interest-bearing deposits was 1.71% at June 30, 2026, down from 1.77% at March 31, 2026 and 2.04% at June 30, 2025.
•Average purchased receivables and loan balances for the Specialty Finance segment were $141.5 million for the second quarter of 2026, compared to an average balance of $132.2 million for the first quarter of 2026, and $124.1 million for the second quarter of 2025.

Northrim BanCorp Earns $15.3 Million, or $0.68 per Diluted Share in 2Q26
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Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Total assets	$3,415,386	$3,354,908	$3,290,273	$3,312,332	$3,243,760
Total portfolio loans	$2,386,328	$2,358,702	$2,295,499	$2,218,970	$2,202,115
Total deposits	$2,918,788	$2,873,746	$2,813,029	$2,906,463	$2,809,170
Net income	$15,342	$13,675	$12,441	$27,065	$11,778
Adjusted net income*	$15,342	$13,675	$12,231	$16,195	$11,778
Diluted earnings per share	$0.68	$0.61	$0.55	$1.20	$0.52
Adjusted diluted earnings per share*	$0.68	$0.61	$0.54	$0.72	$0.52
Return on average assets	1.84%	1.69%	1.50%	3.32%	1.48%
Adjusted return on average assets*	1.84%	1.69%	1.47%	1.99%	1.48%
Return on average shareholders’ equity	17.77%	16.60%	15.16%	35.66%	16.37%
Adjusted return on average shareholders’ equity*	17.77%	16.60%	14.91%	21.34%	16.37%
NIM	4.96%	4.72%	4.70%	4.83%	4.66%
NIMTE*	5.01%	4.77%	4.75%	4.88%	4.72%
Efficiency ratio	59.44%	61.81%	64.70%	45.51%	64.68%
Adjusted efficiency ratio*	59.44%	61.81%	65.05%	57.85%	64.68%
Total shareholders’ equity/total assets	10.18%	10.01%	9.92%	9.53%	8.95%
Tangible common equity/tangible assets*	8.82%	8.63%	8.51%	8.12%	7.50%

* NIMTE, pre-provision pre-tax net revenue, tangible book value per share, and tangible common equity to tangible common assets, (both of which exclude intangible assets), represent non-GAAP financial measures. Adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, adjusted return on average shareholders' equity, and adjusted efficiency ratio items exclude the impact of the sale of assets by Pacific Wealth Management and also represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

Alaska Economic Update
(Note: sources for information included in this section are included on page 13.)

Alaska’s seasonally adjusted unemployment rate was 4.6% in May of 2026, compared to 4.3% for the United States, according to the Alaska Department of Labor and Workforce Development. Both rates were unchanged from April of 2026. Alaska had a total of 343,600 payroll jobs in May of 2026 in Alaska, not including uniformed military. This was consistent with May of 2025. Year over year, the private sector grew by 0.9%, while the government sector declined 2.9%. The Federal component lost 1,500 jobs, or -9.8% since May of 2025, the State of Alaska decreased -700 jobs or 2.9% and Local government decreased -0.5%. The largest private sector growth came from Oil & Gas, up 1,000 direct jobs or +11.6%. Transportation, Warehousing and Utilities grew 1,600 jobs or +5.9% and Financial Activities added 200 jobs or +1.9%.

Alaska’s seasonally adjusted aggregate personal income was $60 billion in the first quarter of 2026 according to the Federal Bureau of Economic Analysis (“BEA”). Alaska enjoyed an annual personal income improvement of 2.9% between the first quarter of 2025 and the first quarter of 2026. Based on a population estimate of 736,884 people, the per capita personal income in Alaska was $81,386. This is compared to the U.S. average of $77,816, according to the BEA, ranking Alaska 11th highest of the 50 U.S. states.

Alaska’s Gross State Product (“GSP”) in the first quarter of 2026 reached $78.8 billion according to the BEA. Alaska’s inflation adjusted “real” GSP increased 2.1% between the first quarter of 2025 and 2026. The average U.S. GDP growth rate was 2.7% for the same time period.

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Alaska exported $6.7 billion in goods directly to foreign countries in 2025 according to the U.S. Census Bureau, a 13.4% increase over 2024 totals. South Korea took over the top trade spot by importing $1.1 billion in goods directly from Alaska. This was a 73% increase over 2024. South Korea imports significant quantities of fish, lead and zinc. The rapid growth primarily came from $515 million in gold and silver purchases in 2025. Australia imported over $1 billion in goods, primarily gold, zinc and lead. Australia’s growth rate in Alaska products was 30% in 2025. Japan moved up to the third spot with a 38% growth in purchases totaling $927 million in 2025. Japan has been a leading customer of a large variety of fish products from Alaska for decades and also purchases an array of minerals. China slipped from first to fourth place due to complex U.S. tariff negotiations. China’s imports from Alaska dropped 47% from $1.5 billion in 2024 to $803 million in 2025. Oil & Gas does not contribute a significant amount to international exports ($246 million in 2025) because the majority of Alaska’s production is refined and consumed within the United States.

According to the U.S. Bureau of Labor Statistics, the Consumer Price Index (“CPI”) for the U.S. increased 3.8% between April of 2025 and April of 2026. In Alaska, the rate of increase was higher at 4.3% for the same time period. The largest increases since last April came from Motor Fuel (+33.1%), Apparel (+15%), Recreation (+5.3%), and Housing (+4.8%). There were declining costs in New and Used Vehicles (-2.8%), and Education (-2%), to help moderate inflationary pressures in Alaska.

The monthly average price of Alaska North Slope (“ANS”) crude oil ranged between $76.39 a barrel in January of 2025 and $62.70 in December 2025. Prices began to rise dramatically in 2026 after conflicts began in Venezuela and Iran. ANS was priced at a monthly average price of $111.17 in April of 2026 and $114.66 a barrel in May of 2026. ANS has been earning a consistent premium over Brent and West Texas crude prices. The Alaska Department of Revenue (“DOR”) calculated ANS crude oil production was 468 thousand barrels per day (“bpd”) in Alaska’s fiscal year ending June 30, 2025. In the Fall 2025 Revenue Forecast published December 19, 2025, the DOR expects production to average 457 thousand bpd in fiscal year 2026 and 518 thousand bpd in fiscal year 2027. Over the next decade it is expected to continue to grow to 621 thousand bpd, or 33% by fiscal year 2036. This is primarily a result of new production coming on-line in and around the NPR-A region west of Prudhoe Bay. A partnership between Santos and Repsol is constructing the new Pikka field and ConocoPhillips is developing the large new Willow field. There are also several smaller new fields in Alaska’s North Slope that are contributing to the State of Alaska’s production growth estimate.

The Alaska Permanent Fund is seeded annually by the natural resource wealth the State continues to save each year and has grown significantly over 40 years of successful investment. As of May 31, 2026 the fund’s value was $92.2 billion. According to the DOR it is scheduled to contribute $3.8 billion to Alaska’s General Fund in fiscal year 2026 and $4 billion in fiscal year 2027 for general government spending and to pay the annual dividend in October to Alaskan residents.

According to the Alaska Multiple Listing Services, the average sales price of a single-family home in Anchorage rose 4.4% in 2025 to $532,339, following an increase of 6.2% in 2024 and 5.2% in 2023. This was the eighth consecutive year of price increases. In the first six months of 2026, prices are up 6.5% on average to $567,221.

The average sales price for single family homes in the Matanuska Susitna Borough rose 6.6% in 2025 to $440,217, after climbing 3.8% in 2024 and 4% in 2023. In the first half of 2026 average prices in the Matanuska Susitna Borough are up 2.9%. This continues a trend of average price increases for more than a decade in the region. These two markets represent where the majority of the Bank’s residential lending activity occurs.

The Alaska Multiple Listing Services reported a 1% increase in the number of units sold in Anchorage when comparing January to June 2026 to the same period in 2025. The number of homes sold in the Matanuska Susitna Borough in the first half of 2026 is 1.9% lower than January to June 2025.

Northrim BanCorp Earns $15.3 Million, or $0.68 per Diluted Share in 2Q26
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Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn.” Information from our website is not incorporated into, and does not form, a part of this earnings release.

Review of Income Statement

Consolidated Income Statement

Net Interest Income/Net Interest Margin

Net interest income increased 7% to $37.1 million in the second quarter of 2026 compared to $34.7 million in the first quarter of 2026 and increased 11% compared to $33.6 million in the second quarter of 2025. Interest expense on deposits decreased to $8.8 million in the second quarter of 2026 compared to $9.0 million in the first quarter of 2026 and $10.3 million in the second quarter of 2025.

NIMTE* was 5.01% in the second quarter of 2026 up from 4.77% in the preceding quarter and 4.72% in the second quarter a year ago. NIMTE* increased 29 basis points in the second quarter of 2026 compared to the second quarter of 2025 primarily due to a favorable change in the mix of earning-assets towards higher loan balances as a percentage of total earning-assets and lower cost of funds due to lower rates on deposits, which were only partially offset by increased borrowing costs. The weighted average interest rate for new loans booked in the second quarter of 2026 was 7.25% compared to 6.70% in the first quarter of 2026 and 7.27% in the second quarter a year ago. The yield on the investment portfolio in the second quarter of 2026 increased to 3.79% from 3.44% in the first quarter of 2026 and 3.07% in the second quarter of 2025. “We saw a slight increase in our loan yields as a result of loan repricing and investment yields from new higher yield purchases. We are also continuing to see impacts from the decrease in our deposit costs from maturing of higher priced time deposits,” said Jed Ballard, Chief Financial Officer. Northrim’s NIMTE* continues to remain above the peer average of 3.45% posted by the S&P U.S. Small Cap Bank Index with total market capitalization between $250 million and $1 billion as of March 31, 2026.

Provision for Credit Losses

Northrim recorded a provision for credit losses of $1.6 million in the second quarter of 2026, which was comprised of a provision for credit losses on loans of $760,000, a $242,000 provision for credit losses on unfunded commitments, and a provision for credit losses on purchased receivables of $625,000. This compares to a provision for credit losses of $960,000 in the first quarter of 2026, which was comprised of a provision for credit losses on loans of $1.3 million, a $322,000 benefit to the provision for credit losses on unfunded commitments, and a benefit to the provision for credit losses on purchased receivables of $5,000. In the second quarter a year ago, Northrim recorded a provision for credit losses of $2.0 million which was comprised of a $1.8 million provision for credit losses on loans, a $157,000 provision for credit losses on unfunded commitments, and a provision for credit losses on purchased receivables of $18,000.

Nonperforming assets (“NPAs”), net of government guarantees, increased during the quarter to $23.0 million at June 30, 2026, compared to $15.3 million at March 31, 2026, and increased compared to $11.9 million at June 30, 2025. The increase in NPAs was primarily in the Community Banking segment and was mostly attributable to one relationship which includes both commercial real estate and commercial loans which are well-collateralized.

The allowance for credit losses on loans was 117% of nonperforming loans, net of government guarantees, at the end of the second quarter of 2026, compared to 175% three months earlier and 290% a year ago.

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Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities, including purchased receivables financing. Other operating income contributed $16.7 million, or 31% of total second quarter 2026 revenues, as compared to $14.9 million, or 30% of revenues in the first quarter of 2026, and $16.6 million, or 33% of revenues in the second quarter of 2025. The increase in other operating income in the second quarter of 2026 as compared to the first quarter of 2026 is primarily the result of higher mortgage banking income due to a higher volume of mortgage activity. See further discussion regarding mortgage activity contained under “Home Mortgage Lending” below.

Other Operating Expenses

Operating expenses were $32.0 million in the second quarter of 2026, compared to $30.6 million in the first quarter of 2026, and $32.5 million in the second quarter of 2025. The increase in other operating expenses in the second quarter of 2026 compared to the first quarter of 2026 was primarily due to an increase in salaries and other personnel expense, mostly due to a $819,000 increase in mortgage originator commission expense, from an increase in mortgage production, as well as a $661,000 increase in group medical expenses.

Income Tax Provision

In the second quarter of 2026, Northrim recorded $4.9 million in state and federal income tax expense for an effective tax rate of 24.1%, compared to $4.3 million, or 23.9% in the first quarter of 2026 and $4.0 million, or 25.3% in the second quarter a year ago. The decrease in the tax rate in the second quarter of 2026 as compared to the second quarter of 2025 is primarily the result of an increase in tax credits and tax exempt interest income as a percentage of pre-tax income.

Northrim BanCorp Earns $15.3 Million, or $0.68 per Diluted Share in 2Q26
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Community Banking

Northrim is committed to meeting the needs of the diverse communities in which it operates. As a testament to that support, the Bank has branches in four regions of Alaska identified by the Federal Reserve as 'distressed or underserved non-metropolitan middle-income geographies'.

Net interest income in the Community Banking segment totaled $33.2 million in the second quarter of 2026, compared to $31.8 million in the first quarter of 2026 and $30.0 million in the second quarter of 2025. Net interest income increased $3.2 million or 11% in the second quarter of 2026 as compared to the second quarter of 2025 mostly due to higher interest income on loans, on investments, and on deposits in banks as well as lower interest expense on deposits. This increase was only partially offset by higher interest expense on borrowings, as a result of the issuance of subordinated debt in the fourth quarter of 2025.

The provision for credit losses in the Community Banking segment was $503,000 in the second quarter of 2026 compared to $153,000 in the first quarter of 2026 and $1.3 million in the same quarter a year ago. The increase in the provision for credit losses in the Community Banking segment in the second quarter of 2026 as compared to the prior quarter was primarily due to higher growth in loans in this segment during the quarter and an increase in qualitative factors to account for the increase in nonperforming loans, net of government guarantees to $22.3 million at the end of second quarter of 2026 compared to $14.8 million at the end of the first quarter of 2026. The decrease in the provision for credit losses in the second quarter of 2026 compared to the same quarter a year ago was primarily a result of larger increases in qualitative factors due to an increase in adversely classified assets, net of government guarantees in the second quarter of 2025.

The decrease in other operating income in the Community Banking segment in the second quarter of 2026 as compared to the second quarter of 2025 was primarily the result of lower merchant fees and a decrease in the fair value of commercial servicing rights, which were only partially offset by higher service charges on deposit accounts and bankcard fees.

Other operating expenses in the Community Banking segment totaled $20.4 million in the second quarter of 2026, relatively unchanged from $20.4 million in the first quarter of 2026, and down $1.3 million or 6% from $21.8 million in the second quarter a year ago. The decrease in other operating expenses in the second quarter of 2026 as compared to the same quarter a year ago was mostly due to a decrease in salaries and other personnel expense due to lower group medical claims expense and lower accruals for profit sharing and related taxes, as well as decreases in FDIC insurance expense due to improved regulatory capital ratios and marketing expense. These decreases were only partially offset by an increase in professional fees.

The following table provides highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Net interest income	$33,236	$31,840	$32,202	$32,309	$29,971
Provision for credit losses	503	153	1,226	1,561	1,319
Gain on sale by Pacific Wealth Advisors	—	—	275	14,211	—
Other operating income	3,097	2,416	3,229	2,896	3,268
Other operating expense	20,434	20,390	22,090	19,965	21,764
Income before provision for income taxes	15,396	13,713	12,390	27,890	10,156
Provision for income taxes	3,651	3,213	3,628	5,634	2,413
Net income	$11,745	$10,500	$8,762	$22,256	$7,743
Weighted average shares outstanding, diluted	22,544,448	22,577,720	22,533,320	22,502,680	22,446,232
Diluted earnings per share attributable to Community Banking	$0.52	$0.47	$0.39	$0.98	$0.35

Northrim BanCorp Earns $15.3 Million, or $0.68 per Diluted Share in 2Q26
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	Six Months Ended
(Dollars in thousands, except per share data)	June 30, 2026	June 30, 2025
Net interest income	$65,076	$58,122
Provision (benefit) for credit losses	656	(449)
Other operating income	5,513	5,971
Other operating expense	40,824	40,345
Income before provision for income taxes	29,109	24,197
Provision for income taxes	6,864	5,666
Net income Community Banking segment	$22,245	$18,531
Weighted average shares outstanding, diluted	22,560,798	22,446,936
Diluted earnings per share	$0.99	$0.83

Home Mortgage Lending

During the second quarter of 2026, mortgage loans funded for sale were $239.1 million, compared to $123.4 million in the first quarter of 2026, and $249.7 million in the second quarter of 2025.

During the second quarter of 2026, the Bank purchased loans of $27.9 million from its subsidiary, Residential Mortgage, of which approximately one-third were jumbos, one-third were adjustable rate mortgages, and the remaining one-third were primarily second homes with a weighted average interest rate of 6.35%, as compared to $28.3 million and 6.01% in the first quarter of 2026, and $27.5 million and 6.39% in the second quarter of 2025. Net interest income contributed $3.5 million to Home Mortgage Lending revenue in the second quarter of 2026, up from $2.8 million in the prior quarter, and consistent with $3.5 million in the second quarter a year ago.

The Company reclassified $100 million in consumer mortgages held for investment to held for sale in the first quarter of 2025 and recorded unrealized losses of $1.2 million related to this portfolio in the first quarter of 2025. In the second quarter of 2025, the Company sold $61 million of the $100 million that was reclassified to loans held for sale in the first quarter of 2025 for a total realized loss of $545,000. In the third quarter of 2025, the Company sold $16 million of the $100 million that was reclassified to loans held for sale in the first quarter of 2025 for a total realized loss of $37,000. In the second quarter of 2026, the Company sold the remaining $23 million of the $100 million that was reclassified to loans held for sale in the first quarter of 2025 and an additional $22 million of consumer mortgages held for investment for a total realized gain of $243,000.

The Arizona, Colorado, and Pacific Northwest mortgage expansion markets were responsible for 27% of Residential Mortgage's $222 million total production in the second quarter of 2026 (excluding the $45 million in mortgages sold noted above), 35% of the $152 million total production in the first quarter of 2026, and 22% of the $216 million total production in the second quarter of 2025 (excluding the $61 million in mortgages sold noted above).

The provision for credit losses in the Home Mortgage Lending segment was $279,000 in the second quarter of 2026 compared to $562,000 in the first quarter of 2026 and $639,000 provision for credit losses in the second quarter of 2025. The decrease in the provision for credit losses in the second quarter of 2026 in the Home Mortgage Lending segment as compared to the prior quarter was primarily a result of the sale of mortgage loans.

The net change in fair value of mortgage servicing rights decreased mortgage banking income by $928,000 during the second quarter of 2026 compared to a decrease of $127,000 for the first quarter of 2026 and a decrease of $818,000 for the second quarter of 2025. Mortgage servicing revenue decreased slightly to $2.6 million in the second quarter of 2026 from $2.7 million in the prior quarter and $3.0 million in the second quarter of 2025. Mortgage servicing revenue fluctuates based on production of Alaska Housing Finance Corporation (“AHFC”) mortgages, which contribute to servicing revenues at origination. In the second quarter of 2026, the Company's mortgage servicing portfolio consisted of $1.66 billion of mortgage loans which increased $17.2 million compared

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to a $12.7 million increase in the first quarter of 2026, and an increase of $69.3 million in the second quarter of 2025.

The following table provides highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Mortgage commitments	$87,030	$85,755	$45,704	$74,017	$73,198

Mortgage loans funded for sale	$239,138	$123,384	$199,619	$218,234	$249,680
Mortgage loans funded for investment	27,893	28,301	31,624	15,815	27,455
Total mortgage loans funded	$267,031	$151,685	$231,243	$234,049	$277,135
Mortgage loan refinances to total fundings	13%	29%	20%	6%	10%
Mortgage loans serviced for others	$1,659,395	$1,642,195	$1,629,528	$1,601,174	$1,553,987

Net realized and unrealized gains on mortgage loans sold and held for sale	$5,408	$2,997	$5,296	$4,810	$5,091
Change in fair value of mortgage loan commitments, net	(202)	720	(575)	371	(110)
Total production revenue	5,206	3,717	4,721	5,181	4,981
Mortgage servicing revenue	2,568	2,667	2,113	3,056	2,957
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	(366)	463	(87)	(638)	(355)
Other[2]	(562)	(590)	(772)	(612)	(463)
Total mortgage servicing revenue, net	1,640	2,540	1,254	1,806	2,139
Other mortgage banking revenue	292	204	338	286	280
Total mortgage banking income	$7,138	$6,461	$6,313	$7,273	$7,400

Net interest income	$3,474	$2,796	$2,918	$2,812	$3,507
Provision for credit losses	279	562	688	158	639
Mortgage banking income	7,138	6,461	6,313	7,273	7,400
Other operating expense	8,122	7,201	8,325	7,365	7,593
Income before provision for income taxes	2,211	1,494	218	2,562	2,675
Provision for income taxes	604	408	5	706	746
Net income	$1,607	$1,086	$213	$1,856	$1,929

Weighted average shares outstanding, diluted	22,544,448	22,577,720	22,533,320	22,502,680	22,446,232
Diluted earnings per share attributable to Home Mortgage Lending	$0.07	$0.05	$0.01	$0.08	$0.09
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

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	Six Months Ended
(Dollars in thousands, except per share data)	June 30, 2026	June 30, 2025
Mortgage loans funded for sale	$362,522	$358,179
Mortgage loans funded for investment	56,194	40,516
Total mortgage loans funded	$418,716	$398,695
Mortgage loan refinances to total fundings	19%	10%

Net realized gains on mortgage loans sold	$8,405	$6,671
Change in fair value of mortgage loan commitments, net	518	550
Total production revenue	8,923	7,221
Mortgage servicing revenue	5,235	5,653
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	97	(677)
Other[2]	(1,152)	(996)
Total mortgage servicing revenue, net	4,180	3,980
Other mortgage banking revenue	496	450
Total mortgage banking income	$13,599	$11,651

Net interest income	$6,270	$6,553
Provision for credit losses	841	332
Mortgage banking income	13,599	11,651
Other operating expense	15,323	14,083
Income before provision for income taxes	3,705	3,789
Provision for income taxes	1,012	1,056
Net income Home Mortgage Lending segment	$2,693	$2,733

Weighted average shares outstanding, diluted	22,560,798	22,446,936
Diluted earnings per share	$0.12	$0.13
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

Northrim BanCorp Earns $15.3 Million, or $0.68 per Diluted Share in 2Q26
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Specialty Finance
Average purchased receivables and loan balances for the Specialty Finance segment were $141.5 million for the second quarter of 2026, compared to average balance of $132.2 million for the first quarter of 2026, and $124.1 million for the second quarter of 2025.

The following table provides highlights of the Specialty Finance segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Total revenue[3]	$7,598	$6,671	$7,400	$7,779	$6,754
Provision (benefit) for credit losses	845	245	(287)	(3)	18
Compensation expense - SCF acquisition payments	500	500	533	600	600
Other operating expense	2,966	2,531	2,476	2,370	2,531
Interest expense	670	644	679	695	668
Total expense	4,981	3,920	3,401	3,662	3,817
Income before provision for income taxes	2,617	2,751	3,999	4,117	2,937
Provision for income taxes	627	662	533	1,164	831
Net income Specialty Finance segment	$1,990	$2,089	$3,466	$2,953	$2,106
Weighted average shares outstanding, diluted	22,544,448	22,577,720	22,533,320	22,502,680	22,446,232
Diluted earnings per share attributable to Specialty Finance	$0.09	$0.09	$0.15	$0.13	$0.09

	Six Months Ended
(Dollars in thousands, except per share data)	June 30, 2026	June 30, 2025
Total revenue[3]	$14,269	$13,436
Provision for credit losses	1,090	684
Compensation expense - SCF acquisition payments	1,000	1,200
Other operating expense	5,497	5,031
Interest expense	1,314	1,164
Total expense	8,901	8,079
Income before provision for income taxes	5,368	5,357
Provision for income taxes	1,289	1,519
Net income Specialty Finance segment	$4,079	$3,838
Weighted average shares outstanding, diluted	22,560,798	22,446,936
Diluted earnings per share	$0.18	$0.17
3Includes interest income, purchased receivable income, and other operating income.

Balance Sheet Review

Northrim’s total assets were $3.42 billion at June 30, 2026, up 2% from the preceding quarter and up 5% from a year ago. Northrim’s loan-to-deposit ratio was 82% at both June 30, 2026 and March 31, 2026, up from 78% at June 30, 2025.

At June 30, 2026, liquid assets, investments, and loans maturing within one year were $1.11 billion and funds available for borrowing under existing lines of credit were $560.6 million. Given these sources of liquidity and our expectations for customer demands for cash and for our operating cash needs, we believe our sources of liquidity to be sufficient for the foreseeable future.

Northrim BanCorp Earns $15.3 Million, or $0.68 per Diluted Share in 2Q26
July 22, 2026
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Average interest-earning assets were $3.00 billion in the second quarter of 2026, up 1% from $2.97 billion in the first quarter of 2026 and up 4% from $2.89 billion in the second quarter a year ago. The average yield on interest-earning assets was 6.35% in the second quarter of 2026, up from 6.17% in the preceding quarter and up from 6.27% in the second quarter of 2025.

Average investment securities decreased to $450.4 million in the second quarter of 2026, compared to $466.4 million in the first quarter of 2026 and $515.9 million in the second quarter a year ago. The average net tax equivalent yield on the securities portfolio was 3.79% for the second quarter of 2026, up from 3.44% in the preceding quarter and up from 3.07% in the year ago quarter. The average estimated duration of the investment portfolio at June 30, 2026, was approximately 2.5 years compared to approximately 2.4 years at June 30, 2025. As of June 30, 2026, $87.0 million of available for sale securities with a weighted average yield of 1.30% are scheduled to mature in the next six months, $63.7 million with a weighted average yield of 3.15% are scheduled to mature in six months to one year, and $87.1 million with a weighted average yield of 3.75% are scheduled to mature in the following year, representing a total of $237.7 million or 8% of earning assets that are scheduled to mature in the next 24 months.

Average interest bearing deposits in other banks decreased to $85.1 million in the second quarter of 2026 from $123.6 million in the first quarter of 2026 and increased from $27.2 million in the second quarter of 2025. The decrease in the second quarter of 2026 compared to the first quarter of 2026 is primarily due to an increase in portfolio loans. The increase in the second quarter of 2026 compared to the same quarter a year ago is primarily due to an increase in deposits.

Loans held for sale increased to $83.3 million at June 30, 2026, compared to $81.2 million at March 31, 2026 and decreased compared to $127.1 million a year ago.

Portfolio loans were $2.39 billion at June 30, 2026, up 1% from the preceding quarter and up 8% from a year ago. Portfolio loans, excluding consumer mortgage loans, were $2.13 billion at June 30, 2026, up $31.8 million from the preceding quarter and up $130.7 million or 7% from a year ago. Average portfolio loans in the second quarter of 2026 were $2.38 billion, up 3% from the preceding quarter, and up 10% from a year ago. Yields on average portfolio loans in the second quarter of 2026 increased to 6.94% from 6.86% in the first quarter of 2026 and down slightly from 6.99% in the second quarter of 2025. The yield on new portfolio loans, excluding consumer mortgage loans, was 7.61% in the second quarter of 2026 as compared to 6.94% in the first quarter of 2026 and 7.45% in the second quarter of 2025.

Alaskans continue to account for substantially all of Northrim’s deposit base. Total deposits were $2.92 billion at June 30, 2026, up 2% from $2.87 billion at March 31, 2026, and up 4% from $2.81 billion a year ago. At June 30, 2026, 76% of total deposits were held in business accounts and 24% of deposit balances were held in consumer accounts. Northrim had approximately 33,000 deposit customers with an average balance of $65,000 as of June 30, 2026. Northrim had 33 customers with balances over $10 million as of June 30, 2026, which accounted for $745.7 million, or 26%, of total deposits. Demand deposits remained consistent with the prior quarter and increased 6% from the prior year to $826.3 million at June 30, 2026. Demand deposits were 28% of total deposits at June 30, 2026 down from 29% at March 31, 2026 and consistent with 28% of total deposits at June 30, 2025. Average interest-bearing deposits were down slightly to $2.06 billion with an average cost of 1.71% in the second quarter of 2026, compared to $2.07 billion and an average cost of 1.77% in the first quarter of 2026, and up 1% compared to $2.03 billion and an average cost of 2.04% in the second quarter of 2025. Uninsured deposits totaled $1.14 billion or 39% of total deposits as of June 30, 2026 compared to $1.07 billion or 38% of total deposits as of December 31, 2025.

Shareholders’ equity was $347.6 million, or $15.63 book value per share, at June 30, 2026, compared to $335.8 million, or $15.10 book value per share, at March 31, 2026 and $290.2 million, or $13.14 book value per share, a year ago. Tangible book value per share* was $13.34 at June 30, 2026, compared to $12.81 at March 31, 2026, and $10.84 per share a year ago. The increase in shareholders’ equity in the second quarter of 2026 as compared to the first quarter of 2026 was largely the result of earnings of $15.3 million, which were partially offset by dividends paid of $3.6 million and a decrease in the fair value of the available for sale securities portfolio, which

Northrim BanCorp Earns $15.3 Million, or $0.68 per Diluted Share in 2Q26
July 22, 2026
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decreased $378,000, net of tax. The Company did not repurchase any shares of common stock in the second quarter of 2026 and currently has no plans to repurchase shares this year. Tangible common equity to tangible assets* was 8.82% as of June 30, 2026, compared to 8.63% as of March 31, 2026 and 7.50% as of June 30, 2025. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” with Tier 1 Capital to Risk Adjusted Assets of 11.26% at June 30, 2026, compared to 10.95% at March 31, 2026, and 9.80% at June 30, 2025.

Asset Quality

Northrim believes it has a consistent lending approach throughout economic cycles, which emphasizes appropriate loan-to-value ratios, adequate debt coverage ratios, and competent management.

NPAs net of government guarantees were $23.0 million at June 30, 2026, up from $15.3 million at March 31, 2026 and up from $11.9 million a year ago. Of the NPAs at June 30, 2026, $18.6 million are attributable to the Community Banking segment, $3.9 million are attributable to the Specialty Finance segment, and $494,000 are attributable to the Home Mortgage Lending segment.

Net adversely classified loans were $33.4 million at June 30, 2026, as compared to $34.3 million at December 31, 2025, and $35.8 million a year ago. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. Net loan charge-offs were $111,000 in the second quarter of 2026, compared to net loan charge-offs of $211,000 in the first quarter of 2026, and net loan charge-offs of $140,000 in the second quarter of 2025. Additionally, Northrim had 9 existing loan modifications to borrowers experiencing financial difficulty totaling $3.8 million, net of government guarantees that had been modified in the last twelve months as of June 30, 2026.

Northrim had $153.1 million, or 6% of portfolio loans, in the Accommodations sector, $133.3 million, or 6% of portfolio loans, in the Healthcare sector, $113.4 million, or 5% of portfolio loans, in the Tourism sector, $101.5 million, or 4% of portfolio loans, in the Retail sector, $94.0 million, or 4% of portfolio loans, in the Aviation (non-tourism) sector, $71.2 million, or 3% of portfolio loans, in the Fishing sector, and $64.2 million, or 3% in the Restaurants and Breweries sector as of June 30, 2026.

Northrim estimates that $128.6 million, or approximately 5% of portfolio loans, had direct exposure to the oil and gas industry in Alaska, as of June 30, 2026, and $0.4 million of these loans are adversely classified. As of June 30, 2026, Northrim has an additional $89.0 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and no unfunded commitments on adversely classified loans. Northrim defines direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that have been identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 21 branches throughout the state and differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. The Bank has two wholly-owned subsidiaries, Sallyport Commercial Finance, LLC, a specialty finance company and Residential Mortgage Holding Company, LLC, a regional home mortgage company. Pacific Wealth Advisors, LLC is an affiliated company.

www.northrim.com

Northrim BanCorp Earns $15.3 Million, or $0.68 per Diluted Share in 2Q26
July 22, 2026
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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy, management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements, are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include: descriptions of Northrim’s financial condition, results of operations, asset based lending volumes, asset and credit quality trends and profitability; the ability of Northrim to execute its business plans; potential further increases in interest rates; the value of securities held in our investment portfolio; the impact of the results of government shutdowns and government initiatives on the regulatory landscape, natural resource extraction industries, and capital markets; the impact of declines in the value of commercial and residential real estate markets, high unemployment rates, tariffs, inflationary pressures and slowdowns in economic growth; changes in banking regulation or actions by bank regulators; potential further increases in inflation, supply-chain constraints, and potential geopolitical instability, including the wars in Ukraine and Iran; financial stress on borrowers (consumers and businesses) as a result of higher rates or an uncertain economic environment; the general condition of, and changes in, the Alaska economy; our ability to maintain or expand our market share or net interest margin; the sufficiency of our allowance for credit losses and the accuracy of the assumptions or estimates used in preparing our financial statements, including those related to current expected credit losses accounting guidance; our ability to maintain asset quality; our ability to implement our marketing and growth strategies; our ability to identify and address cyber-security risks, including security breaches, “denial of service attacks,” “hacking,” and identity theft and increased cyber threats due to artificial intelligence; disease outbreaks; and our ability to execute our business plan. Further, actual results may be affected by competition on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and from time to time are disclosed in our other filings with the Securities and Exchange Commission. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.
References:
https://www.bea.gov/

http://almis.labor.state.ak.us/

http://www.tax.alaska.gov/programs/oil/prevailing/ans.aspx

http://www.tax.state.ak.us/

https://www.bls.gov/regions/west/news-release/consumerpriceindex_anchorage.htm

https://www.alaskarealestate.com/MLSMember/RealEstateStatistics.aspx

https://www.akleg.gov/basis/Bill/Text/34?Hsid=HJR011C

https://www.trade.gov/data-visualization/tradestats-express-trade-partner-state

https://tax.alaska.gov/programs/programs/reports/RSB.aspx?Year=2025&Type=Spring

https://apfc.org

https://www.capitaliq.spglobal.com/web/client?auth=inherit&overridecdc=1&#markets/indexFinancials

Northrim BanCorp Earns $15.3 Million, or $0.68 per Diluted Share in 2Q26
July 22, 2026
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Income Statement
(Dollars in thousands, except per share data)	Three Months Ended			Six Months Ended
(Unaudited)	June 30,	March 31,	June 30,	June 30,	June 30,
	2026	2026	2025	2026	2025
Interest Income:
Interest and fees on loans	$42,328	$39,977	$40,519	$82,305	$77,989
Interest on portfolio investments	4,031	3,774	3,765	7,805	7,440
Interest on deposits in banks	795	1,145	515	1,940	931
Total interest income	47,154	44,896	44,799	92,050	86,360
Interest Expense:
Interest expense on deposits	8,777	8,997	10,304	17,774	20,239
Interest expense on borrowings	1,241	1,238	903	2,479	1,232
Total interest expense	10,018	10,235	11,207	20,253	21,471
Net interest income	37,136	34,661	33,592	71,797	64,889

Provision (benefit) for credit losses	1,627	960	1,976	2,587	567
Net interest income after provision for credit losses	35,509	33,701	31,616	69,210	64,322

Other Operating Income:
Mortgage banking income	7,138	6,461	7,400	13,599	11,651
Purchased receivable income	6,473	6,132	5,897	12,605	12,047
Bankcard fees	1,329	1,089	1,153	2,418	2,227
Service charges on deposit accounts	912	811	726	1,723	1,403
Unrealized (loss) gain on marketable equity securities	164	(256)	78	(92)	28
Other income	721	642	1,386	1,363	2,324
Total other operating income	16,737	14,879	16,640	31,616	29,680

Other Operating Expense:
Salaries and other personnel expense	20,784	19,506	20,854	40,290	38,077
Data processing expense	3,482	3,305	3,366	6,787	6,470
Occupancy expense	1,825	2,104	2,104	3,929	3,993
Professional and outside services	1,428	1,159	1,113	2,587	2,228
Marketing expense	686	901	1,042	1,587	1,714
Compensation expense - SCF acquisition payments	500	500	600	1,000	1,200
Insurance expense	432	404	756	836	1,773
OREO expense, net rental income and gains on sale	102	12	2	114	5
Other expense	2,783	2,731	2,651	5,514	5,199
Total other operating expense	32,022	30,622	32,488	62,644	60,659

Income before provision for income taxes	20,224	17,958	15,768	38,182	33,343
Provision for income taxes	4,882	4,283	3,990	9,165	8,241
Net income	$15,342	$13,675	$11,778	$29,017	$25,102

Basic EPS	$0.69	$0.62	$0.53	$1.31	$1.14
Diluted EPS	$0.68	$0.61	$0.52	$1.29	$1.12
Weighted average shares outstanding, basic	22,244,766	22,166,888	22,087,244	22,205,827	22,083,620
Weighted average shares outstanding, diluted	22,544,448	22,577,720	22,446,232	22,560,798	22,446,936

Pre-provision pre-tax net revenue*	$21,851	$18,918	$17,744	$40,769	$33,910

Northrim BanCorp Earns $15.3 Million, or $0.68 per Diluted Share in 2Q26
July 22, 2026
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Balance Sheet
(Dollars in thousands)
(Unaudited)	June 30,	March 31,	June 30,
	2026	2026	2025

Assets:
Cash and due from banks	$41,948	$33,030	$43,734
Interest bearing deposits in other banks	130,265	121,907	97,549
Investment securities available for sale, at fair value	411,644	418,447	429,421
Investment securities held to maturity	31,750	31,750	36,750
Marketable equity securities, at fair value	11,315	10,145	8,747
Investment in Federal Home Loan Bank stock	7,187	7,060	8,343
Loans held for sale	83,272	81,179	127,116

Portfolio loans	2,386,328	2,358,702	2,202,115
Allowance for credit losses, loans	(25,461)	(24,812)	(22,585)
Net portfolio loans	2,360,867	2,333,890	2,179,530
Purchased receivables, net	122,792	105,029	109,098
Mortgage servicing rights, at fair value	28,475	28,426	27,506
Other real estate owned, net	1,224	1,036	—
Premises and equipment, net	41,486	41,728	36,501
Lease right of use asset	11,263	11,749	7,033
Goodwill and intangible assets	50,824	50,824	50,824
Other assets	81,074	78,708	81,608
Total assets	$3,415,386	$3,354,908	$3,243,760

Liabilities:
Demand deposits	$826,271	$826,445	$777,948
Interest-bearing demand	1,281,777	1,215,182	1,196,048
Savings deposits	246,617	243,667	248,141
Money market deposits	194,665	197,402	196,166
Time deposits	369,458	391,050	390,867
Total deposits	2,918,788	2,873,746	2,809,170
Borrowings	81,574	81,652	73,336
Lease liability	11,459	11,857	7,077
Other liabilities	55,951	51,844	63,958
Total liabilities	3,067,772	3,019,099	2,953,541

Shareholders’ Equity:
Total shareholders’ equity	347,614	335,809	290,219
Total liabilities and shareholders’ equity	$3,415,386	$3,354,908	$3,243,760

Northrim BanCorp Earns $15.3 Million, or $0.68 per Diluted Share in 2Q26
July 22, 2026
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Loans
	June 30, 2026		March 31, 2026		December 31, 2025		September 30, 2025		June 30, 2025
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$621,433	26%	$599,912	25%	$569,128	25%	$558,736	25%	$569,753	27%
Commercial real estate:
Owner occupied properties	444,880	19%	436,979	18%	435,050	19%	439,971	20%	447,561	20%
Nonowner occupied and
multifamily properties	774,340	33%	770,325	33%	767,618	32%	717,576	32%	696,766	31%
Residential real estate:
1-4 family properties
secured by first liens	260,371	11%	264,555	11%	243,167	11%	216,690	10%	206,905	9%
1-4 family properties
secured by junior liens &
revolving secured by first liens	79,125	3%	70,464	3%	66,470	3%	65,698	3%	60,118	3%
1-4 family construction	29,053	1%	38,900	2%	39,311	2%	37,429	2%	36,005	2%
Construction loans	177,280	7%	178,029	8%	175,261	8%	184,447	8%	187,442	8%
Consumer loans	9,758	—%	9,097	—%	9,658	—%	8,236	—%	7,570	—%
Subtotal	2,396,240		2,368,261		2,305,663		2,228,783		2,212,120
Unearned loan fees, net	(9,912)		(9,559)		(10,164)		(9,813)		(10,005)
Total portfolio loans	$2,386,328		$2,358,702		$2,295,499		$2,218,970		$2,202,115

Composition of Deposits
	June 30, 2026		March 31, 2026		December 31, 2025		September 30, 2025		June 30, 2025
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$826,271	28%	$826,445	29%	$721,925	26%	$872,086	30%	$777,948	28%
Interest-bearing demand	1,281,777	44%	1,215,182	42%	1,242,546	44%	1,191,867	41%	1,196,048	42%
Savings deposits	246,617	8%	243,667	8%	250,006	9%	239,738	8%	248,141	9%
Money market deposits	194,665	7%	197,402	7%	195,793	7%	202,491	7%	196,166	7%
Time deposits	369,458	13%	391,050	14%	402,759	14%	400,281	14%	390,867	14%
Total deposits	$2,918,788		$2,873,746		$2,813,029		$2,906,463		$2,809,170

Northrim BanCorp Earns $15.3 Million, or $0.68 per Diluted Share in 2Q26
July 22, 2026
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality	June 30,	March 31,	June 30,
	2026	2026	2025
Nonaccrual loans - Community Banking	$18,733	$10,006	$4,180
Nonaccrual loans - Home Mortgage Lending	306	499	197
Nonaccrual loans - Specialty Finance	3,943	4,276	3,484
Nonaccrual loans - Total	22,982	14,781	7,861
Loans 90 days past due and accruing - Community Banking	—	—	—
Loans 90 days past due and accruing - Home Mortgage Lending	—	—	—
Loans 90 days past due and accruing - Total	—	—	—
Total nonperforming loans - Community Banking	18,733	10,006	4,180
Total nonperforming loans - Home Mortgage Lending	306	499	197
Total nonperforming loans - Specialty Finance	3,943	4,276	3,484
Total nonperforming loans - Total	22,982	14,781	7,861
Nonperforming loans guaranteed by gov't - Community Banking	1,171	567	70
Nonperforming loans guaranteed by gov't - Total	1,171	567	70
Net nonperforming loans - Community Banking	17,562	9,439	4,110
Net nonperforming loans - Home Mortgage Lending	306	499	197
Net nonperforming loans - Specialty Finance	3,943	4,276	3,484
Net nonperforming loans - Total	21,811	14,214	7,791

Other real estate owned - Community Banking	1,036	1,036	—
Other real estate owned - Home Mortgage Lending	188	—	—
Other real estate owned - Specialty Finance	—	—	—
Other real estate owned - Total	1,224	1,036	—

Other real estate owned guaranteed by government - Community Banking	—	—	—
Other real estate owned guaranteed by government - Home Mortgage Lending	—	—	—
Other real estate owned guaranteed by government - Specialty Finance	—	—	—
Other real estate owned guaranteed by government - Total	—	—	—

Repossessed assets - Community Banking	—	—	50
Repossessed assets - Total	—	—	50

Nonperforming purchased receivables - Specialty Finance	—	—	4,017

Net nonperforming assets - Community Banking	18,598	10,475	4,160
Net nonperforming assets - Home Mortgage Lending	494	499	197
Net nonperforming assets - Specialty Finance	3,943	4,276	7,501
Net nonperforming assets - Total	$23,035	$15,250	$11,858

Adversely classified loans, net of gov't guarantees - Community Banking	$28,945	$29,395	$32,128
Adversely classified loans, net of gov't guarantees - Home Mortgage Lending	470	667	223
Adversely classified loans, net of gov't guarantees - Specialty Finance	3,943	4,276	3,484
Adversely classified loans, net of gov't guarantees - Total	$33,358	$34,338	$35,835

Special mention loans, net of gov't guarantees - Community Banking	$9,030	$7,985	$3,966
Special mention loans, net of gov't guarantees - Home Mortgage Lending	218	—	790
Special mention loans, net of gov't guarantees - Total	$9,248	$7,985	$4,756

Northrim BanCorp Earns $15.3 Million, or $0.68 per Diluted Share in 2Q26
July 22, 2026
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Asset Quality, Continued	June 30,	March 31,	June 30,
	2026	2026	2025
Nonperforming loans, net of government guarantees / portfolio loans	0.91%	0.60%	0.35%
Nonperforming loans, net of government guarantees / portfolio loans,
net of government guarantees	0.97%	0.64%	0.38%
Nonperforming assets, net of government guarantees / total assets	0.67%	0.45%	0.37%
Nonperforming assets, net of government guarantees / total assets
net of government guarantees	0.70%	0.48%	0.38%

Loans 30-89 days past due and accruing, net of government guarantees /		%
portfolio loans	0.05%	0.09%	0.06%
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans, net of government guarantees	0.06%	0.10%	0.06%

Allowance for credit losses for loans / portfolio loans	1.07%	1.05%	1.03%
Allowance for credit losses for loans / portfolio loans, net of gov't guarantees	1.13%	1.12%	1.10%
Allowance for credit losses for loans / nonperforming loans, net of
government guarantees	117%	175%	290%

Gross loan charge-offs for the quarter - Community Banking	$142	$2	$3
Gross loan charge-offs for the quarter - Specialty Finance	—	250	152
Gross loan charge-offs for the quarter - Total	142	252	155

Gross loan recoveries for the quarter - Community Banking	(31)	(41)	(15)
Gross loan recoveries for the quarter - Specialty Finance	—	—	—
Gross loan recoveries for the quarter - Total	($31)	($41)	($15)

Net loan (recoveries) charge-offs for the quarter - Community Banking	$111	($39)	($12)
Net loan (recoveries) charge-offs for the quarter - Specialty Finance	—	250	152
Net loan (recoveries) charge-offs for the quarter - Total	$111	$211	$140

Net loan charge-offs (recoveries) year-to-date - Community Banking	$72	($39)	($46)
Net loan charge-offs (recoveries) year-to-date - Home Mortgage Lending	—	—	—
Net loan charge-offs (recoveries) year-to-date - Specialty Finance	250	250	152
Net loan charge-offs (recoveries) year-to-date - Total	$322	$211	$106

Net loan charge-offs (recoveries) for the quarter / average loans, for the quarter	—%	0.01%	0.01%

Net loan charge-offs (recoveries) year-to-date / average loans,
year-to-date annualized	0.03%	0.04%	0.01%

Allowance for credit losses for purchased receivables / purchased receivables	0.49%	—%	3.05%

Net purchased receivable (recoveries) charge-offs for the quarter	$—	($5)	$281

Net purchased receivable charge-offs (recoveries) year-to-date	($5)	($5)	$281

Net purchased receivable (recoveries) charge-offs for the quarter /
average purchased receivables, for the quarter	—%	—%	0.27%

Net purchased receivable charge-offs (recoveries) year-to-date / average
purchased receivables, year-to-date annualized	(0.01)%	(0.02)%	0.61%

Northrim BanCorp Earns $15.3 Million, or $0.68 per Diluted Share in 2Q26
July 22, 2026
19 of 27

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	June 30, 2026		March 31, 2026		June 30, 2025
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$85,140	3.69%	$123,643	3.71%	$27,216	7.60%
Portfolio investments	450,388	3.79%	466,386	3.44%	515,916	3.07%
Loans held for sale	86,526	6.21%	74,144	5.83%	173,675	6.50%
Portfolio loans	2,381,119	6.94%	2,305,181	6.86%	2,172,482	6.99%
Total interest-earning assets	3,003,173	6.35%	2,969,354	6.17%	2,889,289	6.27%
Nonearning assets	338,827		311,415		306,206
Total assets	$3,342,000		$3,280,769		$3,195,495

Liabilities and Shareholders’ Equity
Interest-bearing deposits	$2,057,582	1.71%	$2,067,101	1.77%	$2,029,100	2.04%
Borrowings	81,625	6.08%	81,702	6.13%	86,404	4.14%
Total interest-bearing liabilities	2,139,207	1.88%	2,148,803	1.93%	2,115,504	2.12%

Noninterest-bearing demand deposits	786,791		732,454		737,112
Other liabilities	69,661		65,492		54,320
Shareholders’ equity	346,341		334,020		288,559
Total liabilities and shareholders’ equity	$3,342,000		$3,280,769		$3,195,495
Net spread		4.47%		4.24%		4.15%
NIM		4.96%		4.72%		4.66%
NIMTE*		5.01%		4.77%		4.72%
Cost of funds		1.37%		1.44%		1.57%
Average portfolio loans to average
interest-earning assets	79.29%		77.63%		75.19%
Average portfolio loans to average total deposits	83.71%		82.34%		78.54%
Average non-interest deposits to average
total deposits	27.66%		26.16%		26.65%
Average interest-earning assets to average
interest-bearing liabilities	140.39%		138.19%		136.58%

Northrim BanCorp Earns $15.3 Million, or $0.68 per Diluted Share in 2Q26
July 22, 2026
20 of 27

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Year-to-date
	June 30, 2026		June 30, 2025
		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$104,287	3.70%	$32,563	5.77%
Portfolio investments	458,343	3.61%	519,813	3.02%
Loans held for sale	80,369	6.03%	110,301	6.35%
Portfolio loans	2,343,360	6.90%	2,172,950	6.94%
Total interest-earning assets	2,986,359	6.26%	2,835,627	6.19%
Nonearning assets	325,195		299,848
Total assets	$3,311,554		$3,135,475

Liabilities and Shareholders’ Equity
Interest-bearing deposits	$2,062,315	1.74%	$2,015,920	2.02%
Borrowings	81,663	6.10%	61,879	3.96%
Total interest-bearing liabilities	2,143,978	1.90%	2,077,799	2.08%

Noninterest-bearing demand deposits	759,773		717,432
Other liabilities	67,587		58,809
Shareholders’ equity	340,216		281,435
Total liabilities and shareholders’ equity	$3,311,554		$3,135,475
Net spread		4.36%		4.11%
NIM		4.84%		4.61%
NIMTE*		4.89%		4.66%
Cost of funds		1.41%		1.55%
Average portfolio loans to average interest-earning assets	78.47%		76.63%
Average portfolio loans to average total deposits	83.04%		79.50%
Average non-interest deposits to average total deposits	26.92%		26.25%
Average interest-earning assets to average interest-bearing liabilities	139.29%		136.47%

Northrim BanCorp Earns $15.3 Million, or $0.68 per Diluted Share in 2Q26
July 22, 2026
21 of 27

Additional Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

Capital Data (At quarter end)
	June 30, 2026	March 31, 2026	June 30, 2025
Book value per share	$15.63	$15.10	$13.14
Tangible book value per share*	$13.34	$12.81	$10.84
Total shareholders’ equity/total assets	10.18%	10.01%	8.95%
Tangible Common Equity/Tangible Assets*	8.82%	8.63%	7.50%
Common Equity Tier 1 Capital / Risk Adjusted Assets	10.90%	10.59%	9.42%
Tier 1 Capital / Risk Adjusted Assets	11.26%	10.95%	9.80%
Total Capital / Risk Adjusted Assets	14.46%	14.14%	10.71%
Tier 1 Capital / Average Assets	9.32%	9.13%	7.99%
Shares outstanding	22,244,766	22,244,766	22,089,084
Total unrealized loss on AFS debt securities, net of income taxes	($1,305)	($927)	($3,571)
Total unrealized gain on derivatives and hedging activities, net of income taxes	$1,081	$1,032	$1,026

Profitability Ratios
	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Three Months Ended:
NIM	4.96%	4.72%	4.70%	4.83%	4.66%
NIMTE*	5.01%	4.77%	4.75%	4.88%	4.72%
Efficiency ratio	59.44%	61.81%	64.70%	45.51%	64.68%
Adjusted efficiency ratio*	59.44%	61.81%	65.05%	57.85%	64.68%
Return on average assets	1.84%	1.69%	1.50%	3.32%	1.48%
Adjusted return on average assets*	1.84%	1.69%	1.47%	1.99%	1.48%
Return on average shareholders' equity	17.77%	16.60%	15.16%	35.66%	16.37%
Adjusted return on average shareholders' equity*	17.77%	16.60%	14.91%	21.34%	16.37%

	June 30, 2026	June 30, 2025
Year-to-date:
NIM	4.84%	4.61%
NIMTE*	4.89%	4.66%
Efficiency ratio	60.58%	64.14%
Return on average assets	1.77%	1.61%
Return on average shareholders' equity	17.20%	17.99%

Northrim BanCorp Earns $15.3 Million, or $0.68 per Diluted Share in 2Q26
July 22, 2026
22 of 27

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of the Company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP.

Net interest margin on a tax equivalent basis

Net interest margin on a tax equivalent basis (“NIMTE”) is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 28.43% in both 2025 and 2024. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of NIMTE to net interest margin for the periods indicated.

	Three Months Ended
	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Net interest income	$37,136	$34,661	$35,375	$35,346	$33,592
Divided by average interest-bearing assets	3,003,173	2,969,354	2,985,669	2,906,830	2,889,289
Net interest margin (“NIM”)[2]	4.96%	4.72%	4.70%	4.83%	4.66%

Net interest income	$37,136	$34,661	$35,375	$35,346	$33,592
Plus: reduction in tax expense related to
tax-exempt interest income	455	400	386	373	409
	$37,591	$35,061	$35,761	$35,719	$34,001
Divided by average interest-bearing assets	3,003,173	2,969,354	2,985,669	2,906,830	2,889,289
NIMTE[2]	5.01%	4.77%	4.75%	4.88%	4.72%

	Year-to-date
	June 30, 2026	June 30, 2025
Net interest income	$71,797	$64,889
Divided by average interest-bearing assets	2,986,359	2,835,627
Net interest margin ("NIM")[3]	4.84%	4.61%

Net interest income	$71,797	$64,889
Plus: reduction in tax expense related to
tax-exempt interest income	855	788
	$72,652	$65,677
Divided by average interest-bearing assets	2,986,359	2,835,627
NIMTE	4.89%	4.66%

2Calculated using actual days in the quarter divided by 365 for the quarters ended in 2026 and 2025, respectively.
3Calculated using actual days in the year divided by 365 for the year-to-date periods ended in 2026 and 2025, respectively.

Northrim BanCorp Earns $15.3 Million, or $0.68 per Diluted Share in 2Q26
July 22, 2026
23 of 27

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Book Value Per Share

Tangible book value per share is a non-GAAP measure defined as shareholders’ equity, less intangible assets, divided by shares outstanding. The most comparable GAAP measure is book value per share and the following table sets forth the reconciliation of tangible book value per share and book value per share for the periods indicated.

	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025

Total shareholders’ equity	$347,614	$335,809	$326,544	$315,663	$290,219
Divided by shares outstanding	22,245	22,245	22,112	22,091	22,088
Book value per share	$15.63	$15.10	$14.77	$14.29	$13.14

	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025

Total shareholders’ equity	$347,614	$335,809	$326,544	$315,663	$290,219
Less: goodwill and intangible assets	50,824	50,824	50,824	50,824	50,824
	$296,790	$284,985	$275,720	$264,839	$239,395
Divided by shares outstanding	22,245	22,245	22,112	22,091	22,088
Tangible book value per share	$13.34	$12.81	$12.47	$11.99	$10.84

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The most comparable GAAP measure of shareholders’ equity to total assets is calculated by dividing total shareholders’ equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets and shareholders’ equity to total assets for the periods indicated.

Northrim BanCorp, Inc.	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025

Total shareholders’ equity	$347,614	$335,809	$326,544	$315,663	$290,219
Total assets	3,415,386	3,354,908	3,290,273	3,312,332	3,243,760
Total shareholders’ equity to total assets	10.18%	10.01%	9.92%	9.53%	8.95%

Northrim BanCorp, Inc.	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Total shareholders’ equity	$347,614	$335,809	$326,544	$315,663	$290,219
Less: goodwill and other intangible assets, net	50,824	50,824	50,824	50,824	50,824
Tangible common shareholders’ equity	$296,790	$284,985	$275,720	$264,839	$239,395

Total assets	$3,415,386	$3,354,908	$3,290,273	$3,312,332	$3,243,760
Less: goodwill and other intangible assets, net	50,824	50,824	50,824	50,824	50,824
Tangible assets	$3,364,562	$3,304,084	$3,239,449	$3,261,508	$3,192,936
Tangible common equity ratio	8.82%	8.63%	8.51%	8.12%	7.50%

Northrim BanCorp Earns $15.3 Million, or $0.68 per Diluted Share in 2Q26
July 22, 2026
24 of 27

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Pre-provision pre-tax net revenue

Pre-provision pre-tax net revenue is a non-GAAP measure that represents income before provision for income taxes excluding the provision for credit losses. The most comparable GAAP measure is income before provision for income taxes and the following tables set forth the reconciliation of pre-provision pre-tax net revenue to income before provision for income taxes for the periods indicated.

	Three Months Ended
Northrim BanCorp, Inc.	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025

Net interest income	$37,136	$34,661	$35,375	$35,346	$33,592
Provision for credit losses	1,627	960	1,627	1,716	1,976
Total other operating income	16,737	14,879	16,283	31,239	16,640
Less: total other operating expense	32,022	30,622	33,424	30,300	32,488
Income before provision for income taxes	$20,224	$17,958	$16,607	$34,569	$15,768

	Three Months Ended
Northrim BanCorp, Inc.	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025

Net interest income	$37,136	$34,661	$35,375	$35,346	$33,592
Total other operating income	16,737	14,879	16,283	31,239	16,640
Less: total other operating expense	32,022	30,622	33,424	30,300	32,488
Pre-provision pre-tax net revenue	$21,851	$18,918	$18,234	$36,285	$17,744

	Year-to-date
Northrim BanCorp, Inc.	June 30, 2026	June 30, 2025

Net interest income	$71,797	$64,889
Provision for credit losses	2,587	567
Total other operating income	31,616	29,680
Less: total other operating expense	62,644	60,659
Income before provision for income taxes	$38,182	$33,343

	Year-to-date
Northrim BanCorp, Inc.	June 30, 2026	June 30, 2025

Net interest income	$71,797	$64,889
Total other operating income	31,616	29,680
Less: total other operating expense	62,644	60,659
Pre-provision pre-tax net revenue	$40,769	$33,910

Northrim BanCorp Earns $15.3 Million, or $0.68 per Diluted Share in 2Q26
July 22, 2026
25 of 27

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Adjusted net income

Adjusted net income is a non-GAAP measure that represents net income excluding the gain on sale of certain assets by Pacific Wealth Advisors The most comparable GAAP measure is net income and the following tables set forth the reconciliation of net income to adjusted net income for the periods indicated.

	Three Months Ended
Northrim BanCorp, Inc.	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025

Net income	$15,342	$13,675	$12,441	$27,065	$11,778

Net income	$15,342	$13,675	$12,441	$27,065	$11,778
Less: gain on sale by Pacific Wealth Advisors, net of tax	—	—	210	10,870	—
Adjusted net income	$15,342	$13,675	$12,231	$16,195	$11,778

Adjusted diluted earnings per share

Adjusted diluted earnings per share is a non-GAAP measure that represents diluted earnings per share excluding the gain on sale of certain assets by Pacific Wealth Advisors The most comparable GAAP measure is diluted earnings per share and the following tables set forth the reconciliation of diluted earnings per share to adjusted diluted earnings per share for the periods indicated.

	Three Months Ended
Northrim BanCorp, Inc.	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025

Net income	$15,342	$13,675	$12,441	$27,065	$11,778
Divided by weighted average shares outstanding, diluted	22,544,448	22,577,720	22,533,320	22,502,680	22,446,232
Diluted earnings per share	$0.68	$0.61	$0.55	$1.20	$0.52

Net income	$15,342	$13,675	$12,441	$27,065	$11,778
Less: gain on sale by Pacific Wealth Advisors, net of tax	—	—	210	10,870	—
Adjusted net income	$15,342	$13,675	$12,231	$16,195	$11,778
Divided by weighted average shares outstanding, diluted	22,544,448	22,577,720	22,533,320	22,502,680	22,446,232
Diluted earnings per share	$0.68	$0.61	$0.54	$0.72	$0.52

Northrim BanCorp Earns $15.3 Million, or $0.68 per Diluted Share in 2Q26
July 22, 2026
26 of 27

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Adjusted return on average assets

Adjusted return on average assets is a non-GAAP measure that represents the return on average assets excluding the gain on sale of certain assets by Pacific Wealth Advisors, net of tax expense. The most comparable GAAP measure is return on average assets and the following tables set forth the reconciliation of return on average assets to adjusted return on average assets for the periods indicated.

	Three Months Ended
Northrim BanCorp, Inc.	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025

Net income	$15,342	$13,675	$12,441	$27,065	$11,778
Divided by average assets	3,342,000	3,280,769	3,301,091	3,229,655	3,195,495
Return on average assets[4]	1.84%	1.69%	1.50%	3.32%	1.48%

Net income	$15,342	$13,675	$12,441	$27,065	$11,778
Less: gain on sale by Pacific Wealth Advisors, net of tax	—	—	210	10,870	—
Adjusted net income	$15,342	$13,675	$12,231	$16,195	$11,778
Divided by average assets	3,342,000	3,280,769	3,301,091	3,229,655	3,195,495
Adjusted return on average assets[4]	1.84%	1.69%	1.47%	1.99%	1.48%

Adjusted return on average shareholders' equity

Adjusted return on average shareholders' equity is a non-GAAP measure that represents the return on average shareholders' equity excluding the gain on sale of certain assets by Pacific Wealth Advisors, net of tax expense. The most comparable GAAP measure is return on average shareholders' equity and the following tables set forth the reconciliation of return on average shareholders' equity to adjusted return on average shareholders' equity for the periods indicated.

	Three Months Ended
Northrim BanCorp, Inc.	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025

Net income	$15,342	$13,675	$12,441	$27,065	$11,778
Divided by average shareholders' equity	346,341	334,020	325,539	301,082	288,559
Return on average shareholders' equity[4]	17.77%	16.60%	15.16%	35.66%	16.37%

Net income	$15,342	$13,675	$12,441	$27,065	$11,778
Less: gain on sale by Pacific Wealth Advisors, net of tax	—	—	210	10,870	—
Adjusted net income	$15,342	$13,675	$12,231	$16,195	$11,778
Divided by average shareholders' equity	346,341	334,020	325,539	301,082	288,559
Adjusted return on average shareholders' equity[3]	17.77%	16.60%	14.91%	21.34%	16.37%

3Calculated using actual days in the quarter or year-to-date divided by 365.

Northrim BanCorp Earns $15.3 Million, or $0.68 per Diluted Share in 2Q26
July 22, 2026
27 of 27

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Adjusted efficiency ratio

Adjusted efficiency ratio is a non-GAAP measure that represents other operating expense to income excluding the gain on sale of certain assets by Pacific Wealth Advisors. The most comparable GAAP measure is the efficiency ratio and the following tables set forth the reconciliation of the efficiency ratio to adjusted efficiency ratio for the periods indicated.

	Three Months Ended
Northrim BanCorp, Inc.	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025

Other operating expense	$32,022	$30,622	$33,424	$30,300	$32,488

Net interest income	$37,136	$34,661	$35,375	$35,346	$33,592
Other operating income	16,737	14,879	16,283	31,239	16,640
Total income	$53,873	$49,540	$51,658	$66,585	$50,232
Other operating expense divided by total income	59.44%	61.81%	64.70%	45.51%	64.68%

Other operating expense	$32,022	$30,622	$33,424	$30,300	$32,488

Net interest income	$37,136	$34,661	$35,375	$35,346	$33,592
Other operating income	16,737	14,879	16,283	31,239	16,640
Less: gain on sale by Pacific Wealth Advisors	—	—	275	14,211	—
Adjusted total income	$53,873	$49,540	$51,383	$52,374	$50,232
Other operating expense divided by adjusted total income	59.44%	61.81%	65.05%	57.85%	64.68%

Note Transmitted on GlobeNewswire on July 22, 2026, at 3:50 pm Alaska Standard Time.